Exhibit(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated December 21, 2020, relating to the financial statements and financial highlights of Reaves Utility Income Fund (the “Fund”) appearing in the Annual Report on Form N-CSR for the year ended October 31, 2020, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which is included in such Registration Statement.

/s/DELOITTE & TOUCHE LLP

Denver, Colorado

November 22, 2021